Exhibit 21

Subsidiaries of Southern Hospitality Development Corporation

100% Owned:

Southern Hospitality Franchisee Holding Corporation

100% Owned by Southern Hospitality Franchisee Holding Corporation:

Southern Hospitality Denver Holdings, LLC

51% Owned by Southern Hospitality Denver Holdings, LLC:

Southern Hospitality Denver, LLC